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                                                                    EXHIBIT 23.3


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated July 31, 2000 on the American Home Products Corporation's Wyeth Ayerst Laboratories Division-Nordette, Bicillin, and Wycillin Product Lines Statements of Assets Acquired and Liabilities Assumed as of December 31, 1999 and the Related Statement of Revenue in Excess of Direct Expenses for the year ended December 31, 1999 included in King Pharmaceuticals, Inc.'s Form 8-K dated September 21, 2000 and to all references to our Firm included in this registration statement.


                                                  ARTHUR ANDERSEN LLP


Roseland, New Jersey
September 19, 2001